Exhibit (j) under Form N-1A
                                       Exhibit 23 under Item 601/Reg. S-K






           Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the caption "Financial Highlights" in the Investment Shares and Institutional Service Shares Prospectuses and "Independent Auditors" in the Investment Shares and Institutional Service Shares Statement of Additional Information in Post-Effective Amendment Number 67 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust and to the incorporation by reference of our report dated May 10, 2004 on Tax-Free Instruments Trust, a portfolio of Money Market Obligations Trust included in the Annual Report to Shareholders for the fiscal year ended March 31, 2004.



                                                /s/ERNST & YOUNG LLP


Boston, Massachusetts
May 27, 2004